ATTACHMENT FOR CURRENT FILING OF N-SAR
SUB-ITEM 77I

At a regular meeting held March 18-20, 2013, the Board of Trustees for the Registrant voted to approve the filing of an initial registration statement for JHF II Global Equity.

The new Fund is described below.

Global Equity Fund

Subadviser: John Hancock Asset Management a division of Manulife Asset Management (US) LLC

Investment Objective:

To seek long-term capital appreciation.

Investment Strategies:

The fund seeks to generate capital appreciation by investing at least 80% of net assets (plus borrowings for investment purposes) in a diversified portfolio of equity securities. Under normal market conditions, at least 40% of the value of the fund’s net assets will be invested in issuers domiciled outside of the United States, including in emerging markets, which includes securities for which the relevant reference entity is domiciled outside the United States, such as American Depositary Receipts (ADRs) that trade on U.S. exchanges. There are no limits on the market capitalization ranges of the companies in which the fund may invest. The fund may invest in the securities of large, medium or small companies.

In managing the fund, the subadvisor seeks to identify undervalued companies that exhibit attractive valuations, solid business franchises, sustainable margins/cash flow, disciplined capital allocation, strong management teams and strong balance sheets.

The subadvisor employs an unconstrained, bottom-up stock selection process based on disciplined fundamental research with the aim to create a diversified portfolio of quality global stocks of any size that not only demonstrate compelling value but also generate sustainable cash flows. Equity securities include common and preferred stocks and their equivalents, including depositary receipts, warrants, rights and securities convertible into common or preferred stocks.

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The decision-making process involves candidate companies being screened for valuation, quality and dividends, together with a detailed examination of the challenges and opportunities that exist for that business. The subadvisor will assess the valuation opportunity for that company by establishing base case, upside and downside price targets. The subadvisor will take into consideration the diversification benefits and the liquidity of the security before making the final investment decision.

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The Board also approved permission to file the initial registration statement for the JHF II Protected Balanced Fund (now known as the John Hancock Managed Volatility Fund).

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The new Fund is described below.

Managed Volatility Fund

Subadvisors: John Hancock Asset Management a division of Manulife Asset Management (US) LLC and John Hancock Asset Management a division of Manulife Asset Management (North America) Limited

Investment Objective:

To seek income and long-term capital appreciation and preservation while seeking to manage portfolio volatility and limit the magnitude of portfolio losses.

Investment Strategies:

Under normal market conditions, the fund invests in equity securities of companies of any market capitalization, fixed-income securities of any credit quality and maturity, and derivatives that provide exposure to the equities and fixed-income markets. The fund may also invest in equity or fixedincome exchange-traded funds (ETFs). The fund may also use the hedging techniques described below to seek to manage total portfolio volatility and limit the magnitude of portfolio losses.

There is no guarantee that the fund will achieve its objective, and there can be no assurance that the fund will be successful in managing portfolio volatility or limiting the magnitude of losses. While the fund seeks to protect against volatility, the fund does not protect principal.

The fund normally invests approximately [ ]% of its assets in equity securities and ETFs and approximately [ ]% of its assets in fixed-income securities, including mortgage- and asset-backed securities, and ETFs. The fund will also employ a hedging strategy to attempt to manage total portfolio volatility and limit the magnitude of portfolio losses, which may cause the fund’s economic exposure to equity and fixed-income securities to vary from these target allocations. The hedging strategy may cause the fund’s economic exposure to equity and fixed-income instruments to fluctuate and during extreme market volatility, the fund’s economic exposure to either equity or fixed-income instruments could be reduced to 10%. The fund’s exposure to equity instruments (either directly or through investment in derivatives) normally will not exceed 60%, however, the subadvisor may determine in light of market or economic conditions to exceed 60% in equity exposure to achieve the fund’s investment objective. The fund is diversified.

Volatility is a measure of the magnitude of up and down fluctuations in the fund’s net asset value (NAV) over time as measured by the annualized standard deviation of its returns. The more a fund’s returns deviate from its average return, the more volatile the fund and the higher the standard deviation. Higher volatility generally indicates higher risk. The purpose of seeking to manage portfolio volatility is to attempt to limit exposure to more volatile equities and fixed-income asset classes during periods of high volatility and to attempt to limit exposure during market declines. The fund also seeks to limit the magnitude of portfolio losses during market declines. There can be no assurance that these strategies will be successful in managing total portfolio volatility or limiting losses.

In seeking to manage volatility and limit the magnitude of portfolio losses, the fund may employ hedging techniques, including using derivatives and reallocating assets among equity and fixed-income investments. Stock index futures, stock index options, options on stock index futures, and stock index swaps may be used to increase or decrease the fund’s net equity exposure. Government bond futures and swaps and credit default swaps may be used to increase or decrease the fund’s net fixed-income exposure. The fund may also use currency forwards and futures contracts to adjust currency exposures. The fund may be required to hold cash or other liquid assets and set aside collateral to cover its obligations under derivatives and currency and futures investments. The fund’s hedging strategy could limit the fund’s performance in strong, rising markets relative to funds that do not utilize these hedging techniques.

Utilization of the hedging strategies described above and asset allocation among securities and ETFs may be used in combination. In general, when equity markets are more volatile or are declining, assets may be reallocated to fixed-income investments, cash and cash equivalents, and short positions in equity derivative instruments. When equity markets rise and are less volatile, assets may be reallocated to equity investments and stock index futures, options and swaps. Similarly, if fixed-income markets are volatile or are declining, assets may be reallocated to equity investments, cash and cash equivalents, and short positions in fixed-income derivative instruments. Even in periods of low volatility, the subadvisor may continue to use hedging techniques to seek to protect against sudden market movements, preserve gains after favorable market conditions, and reduce losses in adverse market conditions.

In determining when to employ hedging techniques or reallocate assets between equity and fixed-income securities or ETFs, the subadvisor may use quantitative models that use factors such as market movements, changes in the NAV of the fund and historical market data to make this determination.

The Board also approved the registration of additional share classes and related matters to the following Funds:

Fund	Classes
JHF II Alternative Asset Allocation Fund	Class R4
JHF II International Growth Opportunities Fund	Class A, Class C, Class I, Class R1, Class R2, Class R3, Class R4, Class R5 and Class R6
JHF II International Small Company Fund	Class A, Class C, Class I, Class R1, Class R2, Class R3, Class R4, Class R5 and Class R6
JHF II Redwood Fund	Class A, Class C, Class I, Class R1, Class R2, Class R3, Class R4, Class R5 and Class R6

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At a regular meeting held September 25-27, 2013, the Board of Trustees for the Registrant authorized the Officers of the Funds to file the initial registration statement for JHF II Lifestyles “II” Suite (JHAM).

The new Funds are described below.

Lifestyle II Aggressive Portfolio

Lifestyle II Growth Portfolio

Lifestyle II Balanced Portfolio

Lifestyle II Moderate Portfolio

Lifestyle II Conservative Portfolio

Subadvisors: John Hancock Asset Management a division of Manulife Asset Management (US) LLC and John Hancock Asset Management a division of Manulife Asset Management (North America) Limited

Investment Objective:

To seek long-term growth of capital. Current income is not a consideration.

Investment Strategies:

The fund operates as a fund of funds and, except as otherwise described below, normally invests approximately 100% of its assets in underlying funds that invest primarily in equity securities.

Variations in the target percentage allocation between underlying funds that invest primarily in equity securities and underlying funds that invest primarily in fixed-income securities are permitted up to 10%. Thus, based on its target percentage allocation of approximately 100% of assets in equity underlying funds, the fund may have an equity/fixed-income underlying fund allocation of 90%/10%. Although variations beyond the 10% range are generally not permitted, the subadvisors may determine in light of market or economic conditions that the normal percentage limitations should be exceeded to protect the fund or to achieve its goal.

The fund may invest in various underlying funds that as a group hold a wide range of equity type securities. These include small-, mid- and large capitalization stocks, domestic and foreign securities (including emerging market securities), and sector holdings such as utilities and science and technology stocks. Underlying funds include exchange-traded funds (ETFs) and the fund may invest a significant portion of its assets in ETFs. Each of the underlying funds has its own investment strategy that, for example, may focus on growth stocks or value stocks or may employ a strategy combining growth and income stocks and/or may invest in derivatives, such as options, on securities and futures contracts.

The fund may invest in affiliated and unaffiliated investment companies. In addition to investing in ETFs, the fund may also invest in U.S. government securities and derivatives, such as credit default swaps and options on equity index futures, interest-rate swaps, and foreign currency forward contracts. The fund may also directly invest in exchange-traded notes (ETNs). The fund is also authorized to use various other investment strategies such as investing directly in fixed-income and equity securities, closed-end funds, partnerships, and short selling securities.

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The Board approved the establishment of the JHF II Retirement Living through II 2010-2050 Portfolios subadvised by JHAM (US) and JHAM (NA).

The new Funds are described below.

Retirement Living through II 2050 Portfolio

Retirement Living through II 2045 Portfolio

Retirement Living through II 2040 Portfolio

Retirement Living through II 2035 Portfolio

Retirement Living through II 2030 Portfolio

Retirement Living through II 2025 Portfolio

Retirement Living through II 2020 Portfolio

Retirement Living through II 2015 Portfolio

Retirement Living through II 2010 Portfolio

Subadvisors: John Hancock Asset Management a division of Manulife Asset Management (US) LLC and John Hancock Asset Management a division of Manulife Asset Management (North America) Limited

Subadvisor Consultant: QS Investors, LLC

Investment Objective:

To seek high total return through the fund’s target retirement date, with a greater focus on income beyond the target date. Total return, commonly understood as the combination of income and capital appreciation, includes interest, capital gains, dividends and distributions realized over a given period of time.

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Investment Strategies:

Under normal market conditions, the fund invests substantially all of its assets in underlying funds using an asset allocation strategy designed for investors expected to retire around the year 2050.

The portfolio managers of the fund allocate assets among the underlying funds according to an asset allocation strategy that becomes increasingly conservative over time. John Hancock Retirement Living through 2050 II Portfolio, which is designed for investors planning to retire around the year 2050, currently has a target asset allocation of 95% of its assets in underlying funds that invest primarily in equity securities. The fund will have greater exposure to underlying funds that invest primarily in equity securities than will a John Hancock Retirement Living II Portfolio with a closer target date. Over time, the asset allocation strategy will change according to a predetermined “glide path” shown in the chart below. As the glide path shows, the fund’s asset mix becomes more conservative as time elapses. This reflects the desire to reduce investment risk and volatility as retirement approaches.

The fund is designed for investors who may remain invested in the fund through their retirement years. After the fund reaches its designated retirement year, it will continue to be managed according to an allocation strategy that becomes increasingly conservative over time, until approximately twenty years after retirement when the fund is expected to maintain a static allocation of approximately 25% of its assets in underlying funds that invest primarily in equity securities.

The subadvisors may from time to time adjust the percentage of assets invested in any specific underlying fund held by the fund. Such adjustments may be made to increase or decrease the fund’s holdings of particular asset classes and investment styles or to reflect fundamental changes in the investment environment. Over time, the asset allocation strategy will change according to a predetermined “glide path” shown in the following chart. The target allocation may be changed without shareholder approval if it is believed that such change would benefit the fund and its shareholders. The glide path is intended to reduce investment risk and volatility as retirement approaches and in the postretirement years since the fund may be a primary source of income for its shareholders after retirement.

The allocations reflected in the glide path are also referred to as “target” allocations because they do not reflect active decisions made by the portfolio managers to produce an overweight or an underweight position in a particular asset class based on the subadviser’s market outlook. The fund has a target allocation to underlying funds for the broad asset classes of equities and fixed income, but may invest outside these target allocations to protect the fund or help it achieve its objective. Any such deviation from the target allocation is not expected to be greater than plus or minus 10%, although this range may be exceeded in light of market or economic conditions in an effort to protect the fund or achieve its objective.

Any such decisions would be made by taking into account relevant factors such as the current and expected economic environment, various fundamental factors such as the valuations of various asset classes and various technical factors such as market sentiment. There is no guarantee that the portfolio managers will correctly predict the market or economic conditions and, as with other mutual fund investments, you could lose money even if the fund is at or close to its designated retirement year or in its postretirement stage. The portfolio managers believe that the majority of performance will be driven by the long-term strategic asset allocation mix as opposed to any shorter-term tactical asset allocation decisions.

GLIDE PATH CHART        (image inserted)

In addition to investing in exchange-traded funds (ETFs), the fund may also invest in U.S. government securities and derivatives, such as credit default swaps and options on equity index futures, interest-rate swaps and foreign currency forward contracts. The fund may invest in exchange-traded notes (ETNs).

The Board of Trustees of the fund may, in its discretion, determine to combine the fund with another fund if the target allocation of the fund matches the target allocation of the other fund. In such event, the fund’s shareholders will become shareholders of the other fund. To the extent permitted by applicable regulatory requirements, such a combination would be implemented without seeking the approval of shareholders. There is no assurance that the Board of Trustees at any point will determine to implement such a combination.

The fund bears its own expenses and, in addition, indirectly bears its proportionate share of the expenses of the underlying funds in which it invests. The investment performance of the fund will reflect both its portfolio managers’ allocation.

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The Board also approved the establishment of Class A, Class I and Class R6 for the JHF II Small Cap Value Fund (Wellington).